                                                                    Exhibit 10.8


[Graphic Omitted: Neoware Logo]


December 1, 2005

Mr. Peter Bolton
2 Hawley Grove
Hawley Camberley
Surrey GU17 9JY, UK

Dear Peter:

Neoware is pleased to offer you the following compensation plan for your efforts as Executive Vice President, EMEA. This plan provides you with an opportunity to earn up to (pound)20,000 per quarter in incentive bonus for achieving agreed upon quarterly goals and additional amounts for exceeding goals. In addition you will be eligible to receive a (pound)10,000 executive bonus at fiscal year-end, based upon achievement 110% of the EMEA plan for Thin Client Revenue, TeemTalk Revenue and Margin Targets. This compensation plan replaces any previous compensation plan.

For the purposes of this plan, "Thin Client Revenue" shall mean sales into distribution of thin client appliances, software upgrades for thin client appliances, and revenue from ThinPC software, all in EMEA, provided that distribution inventory is not greater than three weeks based upon the most recent quarter sales. "TeemTalk Revenue" shall mean all revenue from sales to end customers of TeemTalk host access products in EMEA.

For each quarter ending December 31, 2004, March 31, 2005 and June 30, 2005, respectively, Neoware will provide you with the opportunity to earn incentive compensation as follows:

      o Base Incentive - Up to (pound)20,000 if Thin Client Revenue, Gross Profit Percentage, Bookings and TeemTalk Revenue equals or exceeds the quarterly plan levels.

      o Upside Incentives - You shall receive additional amounts if Thin Client Revenue, Gross Profit Percentage, Bookings and/or TeemTalk Revenue exceeds the quarter plan, up to a maximum of (pound)32,490.

      o Quarterly plan amounts and base and upside incentives for each category are defined on Schedule 1.

      o Should quarterly minimum targets not be met, the individual incentives shall be reduced to amounts listed on Schedule1.

      o All incentive adders will be pro-rated based on actual percentage achieved versus plan. Upside incentives shall be payable only if total Neoware consolidated gross profit margin meets the defined minimum as listed on schedule 1.

              Bolton Compensation Plan FY04 12/1/2004 Page 1 of 2

Your base salary shall be (pound)9,533 per month plus Company pension contribution and car allowance.

Bonuses will be paid when quarterly financial results are determined by accounting. If distributors do not report sales-out numbers, bonus payments may be delayed until a future period. Commission and bonus revenues are calculated net of returns, credits, stock rotations and write-offs for nonpayment. In the event of termination of employment for any reason, revenue from orders booked as of the termination date that specify immediate shipment will be counted to the date of termination and payments will remain in accordance with this paragraph. Commission and bonus policies and payments and revenue targets are subject to change at any time with or without notice at management or the Compensation Comittee's discretion. Revenue targets are based upon the current company structure, and will be adjusted in the event of any acquisitions.

Thank you very much for your contributions to the Company and its growth. Please keep up the effort so that we continue to meet and exceed our goals in the future.


Very truly yours,


/s/ Michael Kantrowitz
----------------------
Michael Kantrowitz
Chairman and CEO



I have read and understood and agree to the above compensation goals and policies. I am aware that it is not and should not be construed to be either an employment agreement or an employment contract.



/s/ Peter Bolton
----------------------
Peter Bolton, EVP EMEA


              Bolton Compensation Plan FY04 12/1/2004 Page 2 of 2